Exhibit 16.1

January 13, 2009

Securities and Exchange Commission
100 F. Street, NE
Washington DC 20549

Dear Ladies and Gentlemen:

We are the successor independent registered public accounting firm for 3DIcon Corporation (the “Company”).  We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrants Certifying Accountants” of the Company’s Current Report on Form 8-K dated January 7, 2009. (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our predecessor firm, Tullius Taylor Sartain & Sartain LLP.

Sincerely,

/s/ HoganTaylor LLP